Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Investor Relations:	Media:
February 15, 2017	Kurt Ogden	Gary Chapman
The Woodlands, TX	(281) 719-4610	(281) 719-4324
NYSE: HUN

Huntsman Announces Fourth Quarter and Full Year 2016 Results;

Delivers a Record $686 Million of Free Cash Flow

Fourth Quarter 2016 Highlights

•                 Net income was $137 million compared to $9 million in the prior year period and $64 million in the prior quarter.

•                 Adjusted EBITDA was $256 million compared to $240 million in the prior year period and $272 million in the prior quarter.

•                 Diluted income per share was $0.53 compared to $0.02 in the prior year period and $0.23 in the prior quarter.

•                 Adjusted diluted income per share was $0.30 compared to $0.51 in the prior year period and $0.38 in the prior quarter.

•                  Net cash provided by operating activities was $240 million. Free cash flow generation was $117 million.

•                  On December 30, 2016, we completed the sale of our European surfactants business for an enterprise value of $225 million.

•                  On December 30, 2016, we made a $260 million early repayment of debt.

Full Year 2016 Highlights

•                 Net income was $357 million compared to $126 million in the prior year.

•                 Adjusted EBITDA was $1,127 million compared to $1,221 million in the prior year.

•                  Net cash provided by operating activities was $1,088 million compared to $575 million in the prior year. Free cash flow generation was $686 million compared to negative free cash flow of $30 million in the prior year.

•                  We repaid $560 million of debt during the year from cash generation and proceeds from the sale of our European surfactants business.  This represents a 12% reduction in debt during 2016.

	Three months ended			Twelve months ended
	December 31,		September 30,	December 31,
In millions, except per share amounts	2016	2015	2016	2016	2015

Revenues	$2,395	$2,332	$2,363	$9,657	$10,299

Net income	$137	$9	$64	$357	$126
Adjusted net income(1)	$72	$124	$91	$377	$492

Diluted income per share	$0.53	$0.02	$0.23	$1.36	$0.38
Adjusted diluted income per share(1)	$0.30	$0.51	$0.38	$1.57	$2.00

Adjusted EBITDA(1)	$256	$240	$272	$1,127	$1,221

Net cash provided by operating activities	$240	$188	$405	$1,088	$575
Free cash flow(3)	$117	$(29)	$300	$686	$(30)

See end of press release for footnote explanations

THE WOODLANDS, Texas — Huntsman Corporation (NYSE: HUN) today reported fourth quarter 2016 results with revenues of $2,395 million, net income of $137 million and adjusted EBITDA of $256 million.

Peter R. Huntsman, our President and CEO, commented:

“At the beginning of 2016, we announced our intent to generate more than $350 million of free cash flow. We delivered a record $686 million of free cash flow in 2016, including $117 million during the fourth quarter. We used this cash, together with proceeds from the sale of our European surfactants business, to repay $560 million in debt, significantly strengthening our balance sheet.

“As I look at the past year, I am impressed by the quality of earnings that our businesses have achieved and how we are positioned moving into 2017. MDI urethanes continues to show steady and impressive growth, with differentiated MDI sales volumes growing 6% compared to last year and representing 85% of MDI urethanes EBITDA. Advanced Materials and Textile Effects have become solid performers with steady and modestly improving earnings. Our Performance Products business is poised for recovery in 2017. As TiO2 prices have rebounded, our Pigments and Additives division saw earnings double from 2015 and we expect earnings to improve meaningfully in 2017, due largely to price increases in TiO2 and the cumulative benefits of restructuring.

“We are also delivering on our commitment to separate the TiO2 business through the spin-off of Venator. We continue to make steady progress with the IRS to allow Huntsman to retain a 40% economic interest in Venator.”

Segment Analysis for 4Q16 Compared to 4Q15

Polyurethanes

The increase in revenues in our Polyurethanes division for the three months ended December 31, 2016 compared to the same period in 2015 was primarily due to higher MDI average selling prices and higher MDI sales volumes. MDI average selling prices increased sharply in Asia primarily as a result of a competitor’s outage.  MDI sales volumes increased primarily due to higher demand in the Americas region. The decrease in adjusted EBITDA was primarily due to lower MTBE margins, partially offset by higher MDI margins and sales volumes.

Performance Products

The decrease in revenues in our Performance Products division for the three months ended December 31, 2016 compared to the same period in 2015 was primarily due to lower average selling prices.  Average selling prices decreased primarily in response to lower raw material costs and competitive market conditions.  The decrease in adjusted EBITDA was primarily due to lower margins in our amines and maleic anhydride businesses.

Advanced Materials

The decrease in revenues in our Advanced Materials division for the three months ended December 31, 2016 compared to the same period in 2015 was due to lower sales volumes and lower average selling prices.  Sales volumes decreased primarily due to soft demand for low value business in our coatings and construction market, partially offset by growth in our electrical and electronic markets.  Average selling prices decreased primarily as a result of lower raw material costs.  Adjusted EBITDA increased as lower costs for raw materials and fixed costs more than offset lower sales volumes and lower average selling prices.

Textile Effects

Revenues in our Textile Effects division for the three months ended December 31, 2016 compared to the same period in 2015 were essentially flat as lower local currency average selling prices were offset by higher sales volumes.  Average selling prices decreased primarily due to lower raw material costs.  Sales volumes increased in in Asia, Europe and South America.  The increase in adjusted EBITDA was primarily due to higher volumes and lower raw material costs.

Pigments and Additives

The increase in revenues in our Pigments and Additives division for the three months ended December 31, 2016 compared to the same period in 2015 was due to higher average selling prices and higher volumes.  Average selling prices increased primarily due to improved business conditions for titanium dioxide.  Sales volumes increased broadly across all of the business.  The increase in adjusted EBITDA was primarily due to higher average selling prices for titanium dioxide and lower costs resulting from restructuring savings.

Corporate, LIFO and Other

Adjusted EBITDA from Corporate, LIFO and Other decreased by $14 million to a loss of $52 million for the three months ended December 31, 2016 compared to a loss of $38 million for the same period in 2015.  The decrease in adjusted EBITDA was primarily the result of an increase in LIFO inventory valuation expense and an increase in unallocated foreign currency exchange losses.

Liquidity, Capital Resources and Outstanding Debt

As of December 31, 2016, we had $1,208 million of combined cash and unused borrowing capacity compared to $1,023 million as of December 31, 2015.

We repaid $560 million in debt during 2016, including an early repayment of $260 million on our 2015 Extended Term Loan B on December 30, 2016.

During 2016 we spent $421 million on capital expenditures compared to $663 million in 2015. We expect to spend approximately $400 million annually on capital expenditures in 2017.

Income Taxes

During the three months ended December 31, 2016, we recorded an income tax expense of $29 million.  During the same period we paid $11 million in cash for income taxes.

In 2016, our adjusted effective tax rate was 22%. We expect our long term adjusted effective tax rate will be approximately 30%. We believe our 2017 adjusted effective tax rate will be slightly less than the long term rate.

Earnings Conference Call Information

We will hold a conference call to discuss our fourth quarter 2016 financial results on Wednesday, February 15, 2017 at 10:00 a.m. ET.

Call-in numbers for the conference call:
U.S. participants	(888) 713 - 4209
International participants	(617) 213 - 4863
Passcode	207 418 41#

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to: https://www.theconferencingservice.com/prereg/key.process?key=PKGK6Q9D7

Webcast Information

The conference call will be available via webcast and can be accessed from the company’s website at ir.huntsman.com.

Replay Information

The conference call will be available for replay beginning February 15, 2017 and ending February 22, 2017.

Call-in numbers for the replay:
U.S. participants	(888) 286 - 8010
International participants	(617) 801 - 6888
Replay code	30397182

Table 1 — Results of Operations

	Three months ended		Twelve months ended
	December 31,		December 31,
In millions, except per share amounts	2016	2015	2016	2015

Revenues	$2,395	$2,332	$9,657	$10,299
Cost of goods sold	1,988	1,956	7,979	8,451
Gross profit	407	376	1,678	1,848
Operating expenses	180	282	932	1,141
Restructuring, impairment and plant closing (credits) costs	(6)	81	81	302
Spin-off separation expenses	18	—	18	—
Operating income	215	13	647	405
Interest expense	(50)	(47)	(202)	(205)
Equity in income of investment in unconsolidated affiliates	1	1	5	6
Loss on early extinguishment of debt	—	—	(3)	(31)
Other income	1	3	1	1
Income (loss) before income taxes	167	(30)	448	176
Income tax (expense) benefit	(29)	39	(87)	(46)
Income from continuing operations	138	9	361	130
Loss from discontinued operations, net of tax(2)	(1)	—	(4)	(4)
Net income	137	9	357	126
Net income attributable to noncontrolling interests, net of tax	(9)	(5)	(31)	(33)
Net income attributable to Huntsman Corporation	$128	$4	$326	$93

Adjusted EBITDA(1)	$256	$240	$1,127	$1,221
Adjusted net income(1)	$72	$124	$377	$492

Basic income per share	$0.54	$0.02	$1.38	$0.38
Diluted income per share	$0.53	$0.02	$1.36	$0.38
Adjusted diluted income per share(1)	$0.30	$0.51	$1.57	$2.00

Common share information:
Basic shares outstanding	236	239	236	243
Diluted shares	241	241	240	245
Diluted shares for adjusted diluted income per share	241	241	240	245

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended			Twelve months ended
	December 31,		Better /	December 31,		Better /
In millions	2016	2015	(Worse)	2016	2015	(Worse)
Segment Revenues:
Polyurethanes	$964	$909	6%	$3,667	$3,811	(4)%
Performance Products	515	552	(7)%	2,126	2,501	(15)%
Advanced Materials	246	256	(4)%	1,020	1,103	(8)%
Textile Effects	184	186	(1)%	751	804	(7)%
Pigments & Additives	491	453	8%	2,139	2,160	(1)%
Corporate and eliminations	(5)	(24)	n/m	(46)	(80)	n/m

Total	$2,395	$2,332	3%	$9,657	$10,299	(6)%

Segment Adjusted EBITDA(1):
Polyurethanes	$130	$141	(8)%	$569	$573	(1)%
Performance Products	68	76	(11)%	316	460	(31)%
Advanced Materials	50	48	4%	223	220	1%
Textile Effects	14	13	8%	73	63	16%
Pigments & Additives	46	—	n/m	130	61	113%
Corporate, LIFO and other	(52)	(38)	(37)%	(184)	(156)	(18)%

Total	$256	$240	7%	$1,127	$1,221	(8)%

n/m = not meaningful

See end of press release for footnote explanations

Table 3 — Factors Impacting Sales Revenue

	Three months ended
	December 31, 2016 vs. 2015
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total
Polyurethanes	4%	(1)%	0%	3%	6%
Polyurethanes, adj				9%	12%	(e)
Performance Products	(5)%	0%	(3)%	1%	(7)%
Performance Products, adj				6%	(2)%	(e)
Advanced Materials	(2)%	0%	1%	(3)%	(4)%
Textile Effects	(8)%	(1)%	0%	8%	(1)%
Pigments & Additives	7%	(1)%	(3)%	5%	8%
Total Company	1%	(1)%	0%	3%	3%
Total Company, adj				7%	7%	(e)

	Twelve months ended
	December 31, 2016 vs. 2015
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total
Polyurethanes	(9)%	(1)%	(5)%	11%	(4)%
Polyurethanes, adj				6%	(9)%	(c)(e)
Performance Products	(8)%	(1)%	(4)%	(2)%	(15)%
Performance Products, adj				0%	(13)%	(e)
Advanced Materials	(2)%	(2)%	3%	(7)%	(8)%
Textile Effects	(6)%	(3)%	(1)%	3%	(7)%
Pigments & Additives	(4)%	(1)%	0%	4%	(1)%
Pigments & Additives, adj				3%	(2)%	(d)
Total Company	(7)%	(1)%	(3)%	5%	(6)%
Total Company, adj				4%	(7)%	(c)(d)(e)

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

(c) Excludes volume impact from the planned maintenance at our PO/MTBE facility that occurred in 1H15.

(d) Excludes volume impact from nitrogen tank incident at our Uerdingen, Germany facility in 3Q15.

(e) Excludes volume impact from weather related and other production outages in 2H16.

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax				Diluted Income
	EBITDA		(Expense) Benefit		Net Income		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	December 31,		December 31,		December 31,		December 31,
In millions, except per share amounts	2016	2015	2016	2015	2016	2015	2016	2015

Net income	$137	$9			$137	$9	$0.57	$0.04
Net income attributable to noncontrolling interests	(9)	(5)			(9)	(5)	(0.04)	(0.02)

Net income attributable to Huntsman Corporation	128	4			128	4	0.53	0.02
Interest expense	50	47
Income tax expense (benefit) from continuing operations	29	(39)	(29)	39
Income tax benefit from discontinued operations(2)	(1)	(3)
Depreciation and amortization	110	102
Acquisition and integration expenses, purchase accounting adjustments	2	22	—	(6)	2	16	0.01	0.07
Loss from discontinued operations, net of tax(2)	2	3	N/A	N/A	1	—	—	—
(Gain) loss on disposition of businesses/assets	(97)	1	14	—	(83)	1	(0.34)	—
Loss on early extinguishment of debt	—	—	—	—	—	—	—	—
Certain legal settlements and related expenses	2	1	(1)	—	1	1	—	—
Plant incident remediation costs, net	3	1	(1)	—	2	1	0.01	—
Business separation costs	18	—	(5)	—	13	—	0.05	—
Amortization of pension and postretirement actuarial losses	16	18	(2)	(3)	14	15	0.06	0.06
Restructuring, impairment, plant closing and transition (credits) costs	(6)	83	—	3	(6)	86	(0.02)	0.36

Adjusted(1)	$256	$240	$(24)	$33	$72	$124	$0.30	$0.51

Adjusted income tax expense (benefit)(4)					$24	$(33)
Net income attributable to noncontrolling interests, net of tax					9	5

Adjusted pre-tax income(1)					$105	$96

Adjusted effective tax rate					23%	-34%

		Income Tax		Diluted Income
	EBITDA	(Expense) Benefit	Net Income	Per Share
	Three months ended	Three months ended	Three months ended	Three months ended
	September 30,	September 30,	September 30,	September 30,
In millions, except per share amounts	2016	2016	2016	2016
Net income	$64		$64	$0.27
Net income attributable to noncontrolling interests	(9)		(9)	(0.04)

Net income attributable to Huntsman Corporation	55		55	0.23
Interest expense	52
Income tax benefit from continuing operations	(1)	1
Depreciation and amortization	113
Acquisition and integration expenses, purchase accounting adjustments	8	(4)	4	0.02
Loss from discontinued operations, net of tax(2)	1	N/A	1	—
Gain on disposition of businesses/assets	(22)	2	(20)	(0.08)
Loss on early extinguishment of debt	1	—	1	—
Certain legal settlements and related expenses	—	—	—	—
Plant incident remediation costs, net	4	—	4	0.02
Amortization of pension and postretirement actuarial losses	16	(4)	12	0.05
Restructuring, impairment, plant closing and transition costs	45	(11)	34	0.14

Adjusted(1)	$272	$(16)	$91	$0.38

Adjusted income tax expense(4)			$16
Net income attributable to noncontrolling interests, net of tax			9

Adjusted pre-tax income(1)			$116

Adjusted effective tax rate			14%

			Income Tax				Diluted Income
	EBITDA		(Expense) Benefit		Net Income		Per Share
	Twelve months ended		Twelve months ended		Twelve months ended		Twelve months ended
	December 31,		December 31,		December 31,		December 31,
In millions, except per share amounts	2016	2015	2016	2015	2016	2015	2016	2015

Net income	$357	$126			$357	$126	$1.49	$0.51
Net income attributable to noncontrolling interests	(31)	(33)			(31)	(33)	(0.13)	(0.13)

Net income attributable to Huntsman Corporation	326	93			326	93	1.36	0.38
Interest expense	202	205
Income tax expense from continuing operations	87	46	(87)	(46)
Income tax benefit from discontinued operations(2)	(2)	(2)
Depreciation and amortization	432	399
Acquisition and integration expenses, purchase accounting adjustments	23	53	(7)	(13)	16	40	0.07	0.16
Loss from discontinued operations, net of tax(2)	6	6	N/A	N/A	4	4	0.02	0.02
(Gain) loss on disposition of businesses/assets	(119)	2	16	—	(103)	2	(0.43)	0.01
Loss on early extinguishment of debt	3	31	(1)	(11)	2	20	0.01	0.08
Certain legal settlements and related expenses	3	4	(1)	(1)	2	3	0.01	0.01
Plant incident remediation costs, net	1	4	—	(1)	1	3	—	0.01
Business separation costs	18	—	(5)	—	13	—	0.05	—
Amortization of pension and postretirement actuarial losses	65	74	(12)	(17)	53	57	0.22	0.23
Restructuring, impairment, plant closing and transition costs	82	306	(19)	(36)	63	270	0.26	1.10

Adjusted(1)	$1,127	$1,221	$(116)	$(125)	$377	$492	$1.57	$2.00

Adjusted income tax expense(4)					$116	$125
Net income attributable to noncontrolling interests, net of tax					31	33

Adjusted pre-tax income(1)					$524	$650

Adjusted effective tax rate					22%	19%

See end of press release for footnote explanations

Table 5 — Selected Balance Sheet Items

	December 31,	September 30,	December 31,
In millions	2016	2016	2015

Cash	$425	$450	$269
Accounts and notes receivable, net	1,435	1,466	1,449
Inventories	1,344	1,444	1,692
Other current assets	351	392	424
Property, plant and equipment, net	4,212	4,298	4,446
Assets held for sale	—	121	—
Other assets	1,422	1,536	1,540

Total assets	$9,189	$9,707	$9,820

Accounts payable	$1,102	$1,026	$1,061
Other current liabilities	616	655	686
Current portion of debt	60	88	170
Long-term debt	4,135	4,468	4,625
Liabilities held for sale	—	30	—
Other liabilities	1,809	1,669	1,649
Total equity	1,467	1,771	1,629

Total liabilities and equity	$9,189	$9,707	$9,820

Table 6 — Outstanding Debt

	December 31,	September 30,	December 31,
In millions	2016	2016	2015

Debt:
Senior credit facilities	$1,967	$2,234	$2,454
Accounts receivable programs	208	218	215
Senior notes	1,812	1,873	1,850
Variable interest entities	128	134	151
Other debt	80	97	125

Total debt - excluding affiliates	4,195	4,556	4,795

Total cash	425	450	269

Net debt- excluding affiliates	$3,770	$4,106	$4,526

Table 7 — Summarized Statement of Cash Flows

	Three months ended	Twelve months ended
	December 31,	December 31,
In millions	2016	2016	2015

Total cash at beginning of period(a)	$450	$269	$870

Net cash provided by operating activities	240	1,088	575
Net cash provided by (used in) investing activities	68	(202)	(600)
Net cash used in financing activities	(326)	(723)	(562)
Effect of exchange rate changes on cash	(7)	(6)	(16)
Change in restricted cash	—	(1)	2
		—
Total cash at end of period(a)	$425	$425	$269

Supplemental cash flow information:
Cash paid for interest	$(66)	$(205)	$(225)
Cash paid for income taxes	(11)	(40)	(126)
Cash paid for capital expenditures	(131)	(421)	(663)
Depreciation and amortization	110	432	399

Changes in primary working capital:
Accounts and notes receivable	$(29)	$(35)	$121
Inventories	37	283	179
Accounts payable	72	56	(157)

Total cash provided by primary working capital	$80	$304	$143

	Three months ended	Twelve months ended
	December 31,	December 31,
	2016	2016	2015
Free cash flow(3):
Net cash provided by operating activities	$240	$1,088	$575
Capital expenditures	(131)	(421)	(663)
All other investing activities excluding acquisition
and disposition activities(b)	—	11	58
Non recurring separation costs(c)	8	8	—

Total free cash flow	$117	$686	$(30)

Adjusted EBITDA	$256	$1,127	$1,221
Capital expenditures	(131)	(421)	(663)
Capital reimbursements	3	31	15
Interest	(66)	(205)	(225)
Income taxes	(11)	(40)	(126)
Primary working capital change	80	304	143
Restructuring	(18)	(103)	(198)
Pensions	(24)	(87)	(114)
Maintenance & other	28	80	(83)

Total free cash flow(3)	$117	$686	$(30)

(a)   Includes restricted cash.

(b)   Represents “Acquisition of business, net of cash acquired”, “Cash received from purchase price adjustment for business acquired”, and “Proceeds from sale of business/assets”.

(c)   Represents payments associated with one-time costs of the proposed spin-off of our Pigments & Additives business.

Footnotes

(1)   We use adjusted EBITDA to measure the operating performance of our business and for planning and evaluating the performance of our business segments.  We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business.  We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income.  Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss):  (a) net income attributable to noncontrolling interest, net of tax; (b) interest; (c) income taxes; (d) depreciation and amortization; (e) acquisition and integration expenses, purchase accounting adjustments; (f) EBITDA from discontinued operations; (g) loss (gain) on disposition of businesses/assets; (h) loss on early extinguishment of debt; (i) certain legal settlements and related expenses; (j) plant incident remediation costs (credits), net; (k) business separation costs; (l) amortization of pension and postretirement actuarial losses (gains) and; (m) restructuring, impairment, plant closing and transition costs (credits).  The reconciliation of adjusted EBITDA to net income (loss) is set forth in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss): (a) net income attributable to noncontrolling interest; (b) acquisition and integration expenses, purchase accounting adjustments; (c) impact of certain foreign tax credit elections; (d) loss (income) from discontinued operations; (e) discount amortization on settlement financing associated with the terminated merger; (f) loss (gain) on disposition of businesses/assets; (g) loss on early extinguishment of debt; (h) certain legal settlements and related expenses; (i) plant incident remediation costs (credits), net; (j) business separation costs; (k) amortization of pension and postretirement actuarial losses (gains); and (l) restructuring, impairment, plant closing and transition costs (credits). The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.  We do not adjust for changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under GAAP.  The reconciliation of adjusted net income (loss) to net income (loss) is set forth in Table 4 above.

(2)   During the first quarter 2010 we closed our Australian styrenics operations; results from associated business are treated as discontinued operations.

(3)   Management internally uses a free cash flow measure: (a) to evaluate the Company’s liquidity, (b) to evaluate strategic investments, (c) to plan stock buyback and dividend levels and (d) to evaluate the Company’s ability to incur and service debt. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow as cash flow provided by operating activities less cash flow used in investing activities, excluding merger and acquisition activities. Free cash flow is typically derived directly from the Company’s condensed consolidated statement of cash flows; however, it may be adjusted for items that affect comparability between periods.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated chemicals with 2016 revenues of approximately $10 billion.  Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 100 manufacturing and R&D facilities in approximately 30 countries and employ approximately 15,000 associates within our 5 distinct business divisions including the Pigments and Additives division that we intend to spin-off as Venator Materials Corporation. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Social Media:

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Facebook: www.facebook.com/huntsmancorp
LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of Huntsman’s operations, including any delay of, or other negative developments affecting, the spin-off of Venator Materials Corporation, the ability to implement cost reductions and manufacturing optimization improvements in Huntsman businesses and realize anticipated cost savings, and other financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.